Exhibit 99.1

[LIBBEY LOGO]	Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699

N            E            W            S                  R            E            L            E            A            S            E

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Suzy Lynde
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6772

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 21, 2004

LIBBEY INC. ANNOUNCES THIRD QUARTER RESULTS

CAPACITY REALIGNMENT CHARGE OF $11.7 MILLION RECORDED

TOLEDO, OHIO, OCTOBER 21, 2004—Libbey Inc. (NYSE: LBY) announced that its diluted loss per share for the third quarter ended September 30, 2004, was a loss of $0.23 cents on sales of $131.8 million. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, and excluding capacity realignment charges outlined in the attached Table 1 associated with the planned shutdown of its City of Industry, California, plant in February 2005, were $0.34 per diluted share as compared with $0.88 in the prior-year quarter, which benefited from a –5.4 percent tax rate as described further below. As detailed on the attached Table 3, net income per diluted share excluding tax adjustments in the third quarter of 2003 was 58 cents.

Third-Quarter Results

For the quarter-ended September 30, 2004, sales increased 2.1 percent to $131.8 million from $129.1 million in the year-ago quarter. The increase in sales was partially attributable to growth in sales to customers in the retail and export channels of distribution and higher shipments to customers of Royal Leerdam products. Shipments to foodservice glass customers were off slightly, while sales of Syracuse China dinnerware, World Tableware products, and Traex products were all higher than the year-ago period. Sales to retail customers increased over 9 percent as compared to the year-ago quarter. Shipments in the last half of the quarter were adversely impacted in the Southeastern United States as a result of weather conditions.

E-1

Libbey Inc.
Add 1

The Company recorded a loss from operations of $0.4 million during the quarter, which included capacity realignment charges of $11.7 million, as detailed in the attached Table 1. This compares with income from operations of $13.7 million in the year-ago quarter. Factors contributing to the decrease, in addition to the capacity realignment charge, were lower margin sales, higher distribution costs, increased packaging costs, higher medical expenses, increased pension expenses and slightly higher natural gas costs. Partially offsetting these increases were improved capacity utilization and efficiencies in the manufacturing operations.

Pretax equity loss from Vitrocrisa, the Company’s joint venture in Mexico, was a loss of $0.9 million as compared with pretax earnings of $1.2 million in the third quarter of 2003. The loss occurred due to significantly higher natural gas costs and a $0.4 million translation loss as compared to a translation gain of $2.1 million in the third quarter of 2003.

Interest expense decreased $0.4 million compared with the year-ago period. The effective tax rate increased to 33.0 percent for the quarter from –5.4 percent in the year-ago period. Net loss was a loss of $3.2 million, or a loss of $0.23 per diluted share compared with diluted earnings per share of $0.88 in the third quarter of 2003. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, excluding expenses associated with the planned shutdown of its City of Industry, California, plant in February 2005, were $0.34 per diluted share as compared with $0.88 in the prior year quarter which benefited from a –5.4 percent tax rate. As detailed on the attached Table 3, net income per diluted share excluding tax adjustments in the third quarter of 2003 was 58 cents.

Nine-Month Results

For the nine months ended September 30, 2004, sales increased 5.8 percent to $390.7 million from $369.3 million in the year-ago period. The increase in sales was attributable to increased sales to foodservice, retail, and export customers. Sales to foodservice customers of Libbey glass products, Syracuse China dinnerware products, Traex plastic products and World Tableware products were all higher by at least 4 percent when compared with the first nine months of 2003.

Income from operations was $21.8 million compared with $32.0 million in the year-ago period. The capacity realignment charge of $11.7 million associated with the planned closure of the Company’s City of Industry, California, manufacturing facility more than accounted for the $10.2 million change. Increased capacity utilization and higher manufacturing efficiencies partially offset these charges and higher expenses for distribution costs, packaging, medical benefits, pension and natural gas.

Equity loss from Vitrocrisa was $0.8 million on a pretax basis as compared to pretax equity earnings of $3.0 million in 2003, as the result of higher natural gas costs, unfavorable sales mix, increased repair expenses and a translation loss.

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Libbey Inc.
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Interest expense increased $0.5 million as the result of higher average debt during 2004. The effective tax rate increased to 33.0 percent during the first nine months of 2004 from 15 percent in 2003. During 2003 a tax restructuring occurred whereby the undistributed earnings of the Company’s joint venture in Mexico were permanently reinvested outside of the United States, thus eliminating the need to record deferred U. S. income tax accruals. Net income was $6.7 million, or $0.49 per diluted share, compared with $21.9 million, or $1.59 per diluted share, in the year-ago period. As detailed in the attached Tables 2 and 3, net income per diluted share excluding the capacity realignment charge was $1.07 for the first nine months of 2004 as compared to net income per diluted share excluding tax adjustments in the year-ago period of $1.29.

Outlook for 2004

John F. Meier, chairman and chief executive officer, commenting on the quarter and the Company’s outlook for the fourth quarter said, “The third quarter results were in line with the revised expectations we announced on August 16, 2004.” He added, “Our current expectations for the fourth quarter of 2004 include modest sales growth, and diluted earnings per share are still expected to be in the range of $0.30 to $0.33, excluding any charges related to the capacity realignment.” The Company noted that additional charges related to the capacity realignment are expected to be approximately $2.7 million in the fourth quarter of 2004 and $2.3 million in the first quarter of 2005.

Webcast Information

Libbey will hold a conference call for investors on Thursday, October 21, 2004, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=952317. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense

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Libbey Inc.
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associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
•	is a leading producer of glass tableware in North America;
•	is a leading producer of tabletop products for the foodservice industry;
•	exports to more than 75 countries; and,
•	provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2003, Libbey Inc.’s net sales totaled $513.6 million.

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Table 1
Summary of Capacity Realignment Charge
(Dollars in thousands)

In August 2004, Libbey announced that it is realigning its production capacity in order to improve its cost structure. The plan calls for the closure of its manufacturing facility in City of Industry, California in early 2005 and the realignment of production among its other glass manufacturing facilities. During the third quarter of 2004, Libbey recorded a pretax charge of $11,734 as detailed below.

	Three months	Nine months
	ended	ended
	September 30,	September 30,
	2004	2004
Pension & retiree welfare	$4,080	$4,080
Inventory write-down	1,906	1,906

Included in Cost of sales	5,986	5,986

Fixed asset write-down	4,669	4,669
Severance & benefits	1,000	1,000
Miscellaneous	79	79

Included in Capacity realignment charge	5,748	5,748

Total pretax capacity realignment charge (1)	$11,734	$11,734

(1) Includes non-cash charge of $11,717 and cash charge of $17.

Table 2
Reconciliation of Non-GAAP Measures for Capacity Realignment Charge
(Dollars in thousands, except per-share amounts)

In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Management believes this provides investors with a more complete understanding of underlying results in the Company’s core business.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Reported net income	$(3,204)	$12,018	$6,726	$21,929
Capacity realignment charge	11,734	—	11,734	—
Less tax effect	3,872	—	3,872	—

Net income excluding capacity realignment charge	$4,658	$12,018	$14,588	$21,929

Basic earnings per share:
Reported net income	$(0.23)	$0.89	$0.49	$1.59
Capacity realignment charge, net of related tax effects	0.57	—	0.58	—

Net income per share excluding capacity realignment charge	$0.34	$0.89	$1.07	$1.59

Diluted earnings per share:
Reported net income	$(0.23)	$0.88	$0.49	$1.59
Capacity realignment charge, net of related tax effects	0.57	—	0.58	—

Net income per diluted share excluding capacity realignment charge	$0.34	$0.88	$1.07	$1.59

Table 3
Reconciliation of Non-GAAP Measures for Income Taxes
(Dollars in thousands, except per-share amounts)

In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Management believes this provides investors with a more complete understanding of underlying results in the Company’s core business.

During 2003 a tax restructuring occurred whereby the undistributed earnings of the Company’s joint venture in Mexico were permanently reinvested outside of the United States, thus eliminating the need to record deferred U.S. income tax accruals.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Reported net income	$(3,204)	$12,018	$6,726	$21,929
Tax adjustment	—	4,127	—	4,127

Net income excluding tax adjustment	$(3,204)	$7,891	$6,726	$17,802

Basic earnings per share:
Reported net income	$(0.23)	$0.89	$0.49	$1.59
Tax adjustment	—	0.30	—	0.30

Net income per share excluding tax adjustment	$(0.23)	$0.59	$0.49	$1.29

Diluted earnings per share:
Reported net income	$(0.23)	$0.88	$0.49	$1.59
Tax adjustment	—	0.30	—	0.30

Net income per diluted share excluding tax adjustment	$(0.23)	$0.58	$0.49	$1.29

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
			Percent
	September 30, 2004	September 30, 2003	Change
Net sales	$131,790	$129,126	2.1%
Freight billed to customers	476	477
Royalties and net technical assistance	765	832

Total revenues	133,031	130,435	2.0%
Cost of sales (3)	111,919	100,996

Gross profit (1)	20,347	28,607	(28.9%)
Selling, general and administrative expenses	15,771	15,758
Capacity realignment charge (3)	5,748	—

(Loss) income from operations (2)	(407)	13,681	(103.0%)
Equity (loss) earnings — pretax	(914)	1,172
Other (expense) income	(287)	161

(Loss) earnings before interest and income taxes	(1,608)	15,014	(110.7%)
Interest expense — net	3,175	3,610

(Loss) income before income taxes	(4,783)	11,404	(141.9%)
Provision for income taxes	(1,579)	(614)

Net (loss) income	($3,204)	$12,018	(126.7%)

Net (loss) income per share:
Basic	($0.23)	$0.89

Diluted	($0.23)	$0.88	(126.1%)

Weighted average shares:
Outstanding	13,752	13,574

Diluted	13,752	13,618

	NINE MONTHS ENDED
			Percent
	September 30, 2004	September 30, 2003	Change
Net sales	$390,665	$369,283	5.8%
Freight billed to customers	1,531	1,440
Royalties and net technical assistance	2,169	2,222

Total revenues	394,365	372,945	5.7%
Cost of sales (3)	316,611	290,860

Gross profit (1)	75,585	79,863	(5.4%)
Selling, general and administrative expenses	50,250	50,038
Capacity realignment charge (3)	5,748	—

Income from operations (2)	21,756	32,047	(32.1%)
Equity (loss) earnings — pretax	(847)	3,019
Other (expense) income	(604)	497

Earnings before interest and income taxes	20,305	35,563	(42.9%)
Interest expense — net	10,267	9,762

Income before income taxes	10,038	25,801	(61.1%)
Provision for income taxes	3,312	3,872

Net income	$6,726	$21,929	(69.3%)

Net income per share:
Basic	$0.49	$1.59

Diluted	$0.49	$1.59	(69.2%)

Weighted average shares:
Outstanding	13,687	13,779

Diluted	13,698	13,799

(1)	Net sales plus freight billed to customers less cost of sales.

(2)	Gross profit plus royalties and net technical assistance income less selling, general and administrative expenses and capacity realignment.

(3)	Refer to Table 1 for capacity realignment charge detail.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2004	December 31, 2003	September 30, 2003
	(unaudited)		(unaudited)
ASSETS

Cash	$1,488	$2,750	$3,092
Accounts receivable	66,863	57,122	63,130
Inventories	141,366	125,696	129,236
Other current assets	13,878	10,610	14,637

Total current assets	223,595	196,178	210,095
Investments	87,123	87,574	85,832
Other assets	40,738	40,745	40,256
Goodwill	53,052	53,133	60,768
Net property, plant and equipment	174,578	173,486	162,408

Total assets	$579,086	$551,116	$559,359

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$19,308	$611	$9,997
Accounts payable	39,594	40,280	35,852
Accrued liabilities	23,124	33,555	33,302
Other current liabilities	20,391	14,281	17,654
Long-term debt due within one year	115	115	115

Total current liabilities	102,532	88,842	96,920
Long-term debt	231,947	230,207	234,830
Other liabilities	26,619	27,873	24,294
Pension liability	21,722	17,092	29,024
Nonpension postretirement benefits	46,805	47,245	47,357

Total liabilities	429,625	411,259	432,425
Total shareholders’ equity	149,461	139,857	126,934

Total liabilities and shareholders’ equity	$579,086	$551,116	$559,359

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED

	September 30, 2004		September 30, 2003
Operating activities
Net (loss) income	$	(3,204)	$12,018
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization		7,027	6,556
Net equity (earnings) loss		475	(881)
Change in accounts receivable		(3,373)	(6,367)
Change in inventories		(6,769)	(5,646)
Change in accounts payable		4,520	3,447
Other operating activities		(37)	(13,821)

Net cash used in operating activities		(1,361)	(4,694)

Investing activities
Additions to property, plant and equipment		(11,598)	(5,214)
Dividends received from equity investments		980	—
Royal Leerdam acquisition		—	(154)

Net cash used in investing activities		(10,618)	(5,368)

Financing activities
Net bank credit facility activity		7,380	3,173
Payment of financing fees		(27)	—
Other net borrowings		4,971	5,159
Stock options exercised		163	364
Treasury shares purchased		—	(32)
Dividends		(1,375)	(1,358)

Net cash provided by financing activities		11,112	7,306

Effect of exchange rate fluctuations on cash		—	(14)

Decrease in cash		(867)	(2,770)

Cash at beginning of period		2,355	5,862

Cash at end of period		$1,488	$3,092

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	NINE MONTHS ENDED

	September 30, 2004	September 30, 2003
Operating activities
Net income	$6,726	$21,929
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,470	20,288
Net equity (earnings) loss	348	(2,360)
Change in accounts receivable	(10,431)	(12,305)
Change in inventories	(15,836)	(18,466)
Change in accounts payable	2,341	4,875
Other operating activities	4,153	(11,921)

Net cash provided by operating activities	9,771	2,040

Investing activities
Additions to property, plant and equipment	(28,624)	(16,307)
Dividends received from equity investments	980	4,900
Royal Leerdam acquisition	—	(154)
Other	—	897

Net cash used in investing activities	(27,644)	(10,664)

Financing activities
Net bank credit facility activity	2,380	(58,699)
Senior notes	—	100,000
Payment of financing fees	(865)	(663)
Other net borrowings	18,709	7,247
Stock options exercised	491	5,205
Treasury shares purchased	—	(38,920)
Dividends	(4,103)	(4,146)

Net cash provided by financing activities	16,612	10,024

Effect of exchange rate fluctuations on cash	(1)	9

(Decrease) increase in cash	(1,262)	1,409

Cash at beginning of year	2,750	1,683

Cash at end of period	$1,488	$3,092

LIBBEY INC.
CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF INCOME
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED

	September 30, 2004	September 30, 2003
Net sales	$49,521	$49,365
Cost of sales	42,795	42,188

Gross profit	6,726	7,177
Selling, general and administrative expenses	5,723	5,371

Income from operations	1,003	1,806
Translation (loss) gain	(387)	2,090
Other expense	(247)	(202)

Earnings before interest and taxes	369	3,694
Interest expense	2,235	1,302

(Loss) income before income taxes	(1,866)	2,392
Income taxes	(702)	592

Net (loss) income	$(1,164)	$1,800

	NINE MONTHS ENDED

	September 30, 2004	September 30, 2003
Net sales	$140,490	$135,912
Cost of sales	120,384	111,117

Gross profit	20,106	24,795
Selling, general and administrative expenses	16,739	16,190

Income from operations	3,367	8,605
Translation (loss) gain	(60)	2,010
Other expense	(370)	(410)

Earnings before interest and taxes	2,937	10,205
Interest expense	4,665	4,044

(Loss) income before income taxes	(1,728)	6,161
Income taxes	(822)	1,343

Net (loss) income	$(906)	$4,818

The Company is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for the Company’s investments, accounted for by the equity method under U.S. GAAP, is shown above.